As filed with the Securities and Exchange Commission on May 10, 2019

Registration No. 333-                 .

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Aqua Metals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1169572
(State of incorporation)	(I.R.S. Employer Identification No.)

2500 Peru Dr.

McCarran, NV 89437

(775) 525-1936

(Address and telephone number of registrant’s principal executive offices)

Stephen Cotton
Chief Executive Officer
2500 Peru Dr.

McCarran, NV 89437

(775) 525-1936

(Name, address and telephone number of agent for service)

Copy to:

Daniel K. Donahue

Greenberg Traurig, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

(949) 732-6500

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [X] 333-213501

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Act):

Large accelerated filer [ ]	Accelerated filer [X]

Non-accelerated filer [ ]	Smaller reporting company [X]

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. [X]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQMS	Nasdaq Capital Market

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	$4,231,315	$513

(1)	The Registrant previously registered securities at an aggregate offering price not to exceed $100,000,000 on a Registration Statement on Form S-3 (File No. 333-213501), which was declared effective on September 26, 2016, and as supplemented by that certain prospectus supplement dated May 9, 2019 (the “Prior Registration Statement”). In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional number of securities having a proposed maximum aggregate offering price of $4,231,315 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares, representing no more than 20% of the maximum aggregate offering price of unsold securities under the Prior Registration Statement. In no event will the maximum aggregate offering price of all securities issued pursuant to this Registration Statement and the Prior Registration Statement exceed that registered under such registration statements.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV of Form S-3. This Registration Statement relates to the shelf registration statement on Form S-3 (File Number 333-213501) (the “Prior Registration Statement”) declared effective on September 26, 2016 by the Commission, and is being filed for the purpose of registering up to $4,231,315 additional aggregate dollar amount of shares of the Registrant’s common stock, in one or more offerings, in amounts, at prices and on terms that the Registrant will determine at the time of the offering and which will be set forth in a prospectus supplement, which may also add, update or change information contained in this prospectus. The Registrant hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Prior Registration Statement, including each of the documents filed by the Registrant with the Commission and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

Exhibit No.	Description

5.1	Opinion of Greenberg Traurig, LLP*

23.1	Consent of Armanino LLP*

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reno, Nevada on May 10, 2019.

Aqua Metals, Inc.

By:	/s/ Stephen Cotton
Stephen Cotton
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 10, 2019 by the following persons in the capacities indicated.

Signature	Title

/s/ Stephen Cotton	President, Chief Executive Officer and Director (Principal Executive Officer)
Stephen Cotton

/s/ Judd Merrill	Chief Financial Officer (Principal Financial and Accounting Officer)
Judd Merrill

/s/ S. Shariq Yosufzai	Chairman of the Board
S. Shariq Yosufzai

/s/ Vincent L. DiVito	Director
Vincent L. DiVito

/s/ Gayle Gibson	Director
Gayle Gibson

/s/ Mark Stevenson	Director
Mark Stevenson

/s/ Sushil Kapoor	Director
Sushil Kapoor